Exhibit 99.1

Life Storage, Inc. Reports Third Quarter 2017 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--November 1, 2017--Life Storage, Inc. (NYSE:LSI) a leading national owner and operator of self storage properties, reported operating results for the quarter ended September 30, 2017.

Mr. David Rogers, Chief Executive Officer stated, “In light of a challenging year over year comparable, Life Storage’s third quarter performance was better than expected. We achieved another record high quarter-end same store occupancy of 92.7%, an 80-basis point increase over last year’s September 30th occupancy. We are seeing considerable improvement in our organic search and are looking forward to harnessing the full potential of the Life Storage brand. Our third-party management initiative continues to gain traction, and we expect to further expand our footprint and grow operating performance as the cycle turns.”

Highlights for the 3rd Quarter Included:

  Achieved record high same store quarter end occupancy of 92.7%.
  Acquired, via joint venture, three high quality properties in Atlanta, GA, a market in which the Company already operates.
  Increased management fee income from its 3rd Party Management platform by 49% year over year.
  Paid a quarterly dividend of $1.00 per share of common stock.
  Announced a $200 million share repurchase program and subsequently repurchased 112,554 shares at an average price of $73.16.

Net income attributable to common shareholders in the third quarter of 2017 was $35.5 million or $0.76 per fully diluted share. This compares to a net loss attributable to common shareholders of $4.7 million in the third quarter of 2016, or $0.10 per fully diluted share.

Funds from operations for the quarter were $1.34 per fully diluted common share compared to $0.79 for the same period last year. Absent a $2.8 million charge related to Hurricanes Harvey and Irma and an earned acquisition fee of $0.1 million related to one of the company’s joint ventures, adjusted FFO per fully diluted common share in the third quarter of 2017 was $1.39. Adjusted FFO for the third quarter of 2016 was $1.34 absent $25.2 million of acquisition related costs.

OPERATIONS:

Total revenues increased 6.1% over last year’s third quarter while operating costs increased 13.7%, resulting in an NOI increase of 2.4%.

Revenues for the 431 stabilized stores wholly owned by the Company since December 31, 2015 increased 0.9% from those in the third quarter of 2016, resulting from a 40 bps increase in average occupancy and growth in tenant insurance administrative fees.

Same store expenses rose 4.1% as compared to the prior year, primarily due to a 51.7% increase in internet advertising costs and a 7.6% increase in property taxes. Accordingly, same store NOI decreased 0.5% for the 3rd quarter of 2017 as compared to the 3rd quarter of 2016.

As previously stated, the additional investment in internet advertising costs to support the Company’s online brand transition to Life Storage from Uncle Bob’s Self Storage is expected to continue through at least the end of 2017.

During the quarter, the Company incurred costs of $2.8 million due to the uninsured portion of damage caused by Hurricanes Harvey and Irma. Over 150 of the Company’s properties in Houston, TX and throughout Florida were impacted, with total estimated damages exceeding $6.0 million; the charge taken by the Company this quarter is the net deductible after insurance proceeds. Four of the Company’s wholly owned stores (three in Houston, TX and one in Jacksonville, FL), and three of its joint venture facilities were significantly flooded. Subsequent to the storms, customers goods were removed from these stores, the properties cleaned and repaired, and all locations are now open for business to new customers except for one of the joint venture facilities. Although business interruption insurance policies are in effect, and these stores will generate income during the re-lease up period, the four wholly-owned stores have been removed from the Company’s same store pool until they again attain stabilized occupancy.

The Company produced same store revenue growth in 22 of its 30 major markets. Overall, the markets with the strongest revenue impact were St. Louis, MO, and two markets in Florida – Pensacola and the Space Coast. As expected, the market with the most challenged same store revenue was Houston, TX.

PROPERTIES:

During the quarter, one of the Company’s joint ventures acquired a total of three properties located in Atlanta, GA, a market where the Company already has a presence. The properties were acquired for an aggregate price of $39.1 million, of which the Company contributed $3.6 million. The Company earned a $0.1 million acquisition fee related to the above mentioned transaction.

Since January 1, 2017, the Company has added a total of 28 high-quality assets with an aggregate cost of approximately $531 million to its portfolio through joint ventures.

The Company now manages a total of 138 properties through its joint venture and third party management agreements. It has an additional 14 properties under contract to manage commencing in late 2017 and 2018.

The Company remains in contract on a certificate of occupancy store anticipated to close in the fourth quarter 2017. The property is located in Charlotte, NC and the purchase price is $12.4 million.

BALANCE SHEET AND CAPITAL MARKETS:

Illustrated below are key financial ratios at September 30, 2017:

--	Debt to Enterprise Value (at $81.81/share)	31.3%
--	Debt to Book Cost of Storage Facilities	40.4%
--	Debt to Recurring Annualized EBITDA	5.4x
--	Debt Service Coverage	5.1x

At September 30, 2017, the Company had approximately $6.1 million of cash on hand, and $171 million available on its line of credit.

SHARE REPURCHASE PROGRAM:

In August 2017, the Company's Board of Directors authorized the repurchase of up to $200 million of the Company's outstanding common shares (the Repurchase Program). The extent to which the Company repurchases its shares, and the timing of any such purchases, will depend on a variety of factors including general business and market conditions and other corporate considerations. The Repurchase Program has no time limit and may be discontinued at any time. Repurchases may be made through open market, privately-negotiated, or other methods of acquiring shares. The Company intends to structure open market purchases to occur within pricing and volume requirements of Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

During the quarter, the Company acquired $8.2 million of the company’s outstanding common shares under the Repurchase Program.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share or $4.00 annualized.

YEAR 2017 EARNINGS GUIDANCE:

Pressure from new supply and the transition to the Life Storage brand resulted in higher than anticipated incentives and increased internet marketing expense. Although occupancy at September 30, 2017 improved over the prior year, the Company expects that the increased internet marketing and the use of incentives will continue through the end of the year.

The following assumptions covering operations have been utilized in formulating revised guidance for the fourth quarter and full year 2017:

Same Store Projected Results Over 2016
	4Q 2017	FY 2017
Revenue	0.50 – 1.50%	1.00 – 2.00%
Operating Costs (excluding property taxes)	2.50 – 3.50%	4.00 – 5.00%
Property Taxes	8.00 – 9.00%	6.50 – 7.50%
Total Operating Expenses	4.00 – 5.00%	4.50 – 5.50%
Net Operating Income	(1.00) – 0.00%	(0.50) – 0.50%

The Company continues to see improvement in other facets of its business that it expects will be accretive to FFO growth in 2017, including:

  Increases in fees earned from 3rd party management contracts. For the 3rd quarter of 2017, 3rd party management fees increased 49% as compared to the 3rd quarter of 2016.
  Strong lease-up and NOI improvement at the 11 yet to be stabilized stores that were a part of the LifeStorage acquisition. Third quarter 2017 NOI for these non-stabilized stores increased 10% over Q2 2017.
  Contributions from recently formed joint ventures and the addition of mature properties to the Company’s portfolio in markets in which it currently operates.
  Expected yields of 8% or more at stabilization for $29.4 million of expansions completed thus far in 2017, with an additional $10 - $15 million of expansions anticipated to be complete by year-end.
  Increased occupancy which should lead to revenue growth as incentives for existing customers expire.

As of September 30, 2017, the Company operated 12 self storage facilities that it acquired between 2014 and 2017 upon issuance of certificate of occupancy or in the early stages of lease-up, and one certificate of occupancy property that is leased. Further, it is expected to acquire one more such certificate of occupancy facility in the fourth quarter of 2017. Although there is strong lease-up and NOI improvement at these certificate of occupancy facilities, they have insufficient rental revenue to cover operating costs; accordingly, for the first 24 to 36 months of operation, ownership of these facilities is dilutive to earnings and FFO per share. The Company expects that during the fourth quarter of 2017, it will incur such dilution to the extent of $0.01 to $0.03 per share due to the aforementioned acquisitions.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2017 to be approximately $5.26 to $5.30 per share, and between $1.28 and $1.32 per share for the fourth quarter of 2017.

This guidance does not include any effect of capital market activity.

Reconciliation of Guidance	4Q 2017 Range or Value	FY 2017 Range or Value
Earnings per share attributable to
common shareholders - diluted	$0.72 – $0.76	$2.37 – $2.41
Plus: real estate depreciation and
amortization	0.56 – 0.56	2.75 – 2.75
FFO Per Share	1.28 – 1.32	5.12 – 5.16
Plus: Legal Settlement	0.00 – 0.00	0.11 – 0.11
Plus: Uninsured Damages	0.00 – 0.00	0.06 - 0.06
Less: Acquisition Fee	0.00 – 0.00	(0.03) – (0.03)
Adjusted FFO per share	$1.28 - $ 1.32	$5.26 – $ 5.30

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 2, 2017. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 20574.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 700 storage facilities in 29 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 375,000-plus customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data

	September 30,
	2017	December 31,
(dollars in thousands)	(unaudited)	2016
Assets
Investment in storage facilities:
Land	$785,929	$786,764
Building, equipment and construction in progress	3,520,466	3,456,544
	4,306,395	4,243,308
Less: accumulated depreciation	(601,854)	(535,704)
Investment in storage facilities, net	3,704,541	3,707,604
Cash and cash equivalents	6,096	23,685
Accounts receivable	7,105	5,469
Receivable from joint ventures	869	1,223
Investment in joint ventures	134,232	67,300
Prepaid expenses	9,102	6,649
Intangible asset - in-place customer leases (net of accumulated
amortization of $75,573 in 2017 and $50,782 in 2016)	38	24,830
Trade name	16,500	16,500
Other assets	5,852	4,724
Total Assets	$3,884,335	$3,857,984

Liabilities
Line of credit	$329,000	$253,000
Term notes, net	1,388,808	1,387,525
Accounts payable and accrued liabilities	73,597	75,132
Deferred revenue	9,496	9,700
Fair value of interest rate swap agreements	10,923	13,015
Mortgages payable	12,764	13,027
Total Liabilities	1,824,588	1,751,399

Noncontrolling redeemable Operating Partnership Units at redemption value	17,638	18,091

Equity
Common stock	465	464
Additional paid-in capital	2,360,881	2,348,567
Accumulated deficit	(300,423)	(239,062)
Accumulated other comprehensive loss	(18,814)	(21,475)
Total Shareholders' Equity	2,042,109	2,088,494
Total Liabilities and Shareholders' Equity	$3,884,335	$3,857,984

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	July 1, 2017	July 1, 2016	January 1, 2017	January 1, 2016
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenues
Rental income	$124,044	$118,319	$363,284	$308,655
Other operating income	9,046	7,893	25,910	20,782
Management and acquisition fee income	2,478	1,589	7,479	4,492
Total operating revenues	135,568	127,801	396,673	333,929

Expenses
Property operations and maintenance	32,662	28,382	92,178	74,396
Real estate taxes	14,498	13,102	43,431	34,670
General and administrative	10,914	10,909	38,309	31,486
Acquisition related costs	-	25,220	-	29,297
Operating leases of storage facilities	141	-	283	-
Depreciation and amortization	26,055	27,908	77,105	59,573
Amortization of in-place customer leases	94	13,497	24,791	16,509
Total operating expenses	84,364	119,018	276,097	245,931

Income from operations	51,204	8,783	120,576	87,998

Other income (expense)
Interest expense (A)	(16,290)	(14,647)	(47,216)	(32,024)
Interest expense - acquisition bridge loan commitment fee	-	-	-	(7,329)
Interest income	1	13	4	56
Gain on sale of real estate	-	-	-	15,270
Equity in income of joint ventures	752	882	2,259	2,795

Net income (loss)	35,667	(4,969)	75,623	66,766
Noncontrolling interests in the Operating Partnership	(171)	21	(343)	(317)
Noncontrolling interests in consolidated subsidiaries	-	210	-	609
Net income (loss) attributable to common shareholders	$35,496	$(4,738)	$75,280	$67,058

Earnings (loss) per common share attributable to common
shareholders - basic	$0.76	$(0.10)	$1.62	$1.59

Earnings (loss) per common share attributable to common
shareholders - diluted	$0.76	$(0.10)	$1.62	$1.58

Common shares used in basic
earnings (loss) per share calculation	46,415,782	46,139,079	46,361,747	42,176,762

Common shares used in diluted
earnings (loss) per share calculation	46,520,311	46,139,079	46,472,294	42,414,623

Dividends declared per common share	$1.00	$0.95	$2.95	$2.75

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$15,770	$14,136	$45,657	$30,807
Amortization of debt issuance costs	520	511	1,559	1,217
Total interest expense	$16,290	$14,647	$47,216	$32,024

Life Storage, Inc.
Computation of Funds From Operations (FFO) (2)
(unaudited)
	July 1, 2017	July 1, 2016	January 1, 2017	January 1, 2016
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net income (loss) attributable to common shareholders	$35,496	$(4,738)	$75,280	$67,058
Noncontrolling interests in the Operating Partnership	171	(21)	343	317
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	25,528	41,024	100,501	74,913
Depreciation and amortization from unconsolidated joint ventures	1,267	738	2,983	1,891
Gain on sale of real estate	-	-	-	(15,270)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(299)	(164)	(801)	(593)
Funds from operations available to common shareholders	62,163	36,839	178,306	128,316
FFO per share - diluted	$1.34	$0.79	$3.84	$3.03

Adjustments to FFO
Loss related to legal settlement	-	-	5,040	-
Natural disasters loss net of insurance proceeds	2,750	-	2,750	-
Acquisition fee income	(117)		(1,358)
Acquisition costs expensed	-	25,220	-	29,297
Interest expense - acquisition bridge loan commitment fee	-	-	-	7,329
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(13)	(112)	(28)	(165)
Adjusted funds from operations available to common shareholders	64,783	61,947	184,710	164,777
Adjusted FFO per share - diluted	$1.39	$1.34	$3.97	$3.88

Common shares - diluted	46,520,311	46,353,344	46,472,294	42,414,623

Life Storage, Inc.
Quarterly Same Store Data (3) * 431 mature stores owned since 12/31/15
(unaudited)
	July 1, 2017	July 1, 2016
	to	to		Percentage
(dollars in thousands)	September 30, 2017	September 30, 2016	Change	Change

Revenues:
Rental income	$91,168	$90,432	$736	0.8%
Tenant insurance administrative fees	3,601	3,408	193	5.7%
Other operating income	1,591	1,637	(46)	-2.8%
Total operating revenues	96,360	95,477	883	0.9%

Expenses:
Payroll and benefits	7,928	7,689	239	3.1%
Real estate taxes	10,159	9,441	718	7.6%
Utilities	3,346	3,475	(129)	-3.7%
Repairs and maintenance	2,983	3,355	(372)	-11.1%
Office and other operating expense	3,044	3,087	(43)	-1.4%
Insurance	1,106	1,046	60	5.7%
Advertising	265	275	(10)	-3.6%
Internet marketing	2,237	1,475	762	51.7%
Total operating expenses	31,068	29,843	1,225	4.1%

Net operating income (1)	$65,292	$65,634	$(342)	-0.5%

QTD Same store move ins	43,487	44,051	(564)

QTD Same store move outs	44,784	46,104	(1,320)

Other Comparable Quarterly Same Store Data *
(unaudited)
	July 1, 2017	July 1, 2016
	to	to		Percentage
	September 30, 2017	September 30, 2016	Change	Change
Stores owned since 12/31/14 (413 stores)
Revenues	$92,187	$91,375	$812	0.9%
Expenses	29,648	28,398	1,250	4.4%
Net operating income	$62,539	$62,977	$(438)	-0.7%

Stores owned since 12/31/13 (385 stores)
Revenues	$84,127	$83,553	$574	0.7%
Expenses	26,882	25,762	1,120	4.3%
Net operating income	$57,245	$57,791	$(546)	-0.9%

* See exhibit A for supplemental quarterly same store data.

Life Storage, Inc.
Year to Date Same Store Data (3) * 431 mature stores owned since 12/31/15
(unaudited)
	January 1, 2017	January 1, 2016
	to	to		Percentage
(dollars in thousands)	September 30, 2017	September 30, 2016	Change	Change

Revenues:
Rental income	$267,934	$263,476	$4,458	1.7%
Tenant insurance administrative fees	10,550	9,935	615	6.2%
Other operating income	4,700	4,709	(9)	-0.2%
Total operating revenues	283,184	278,120	5,064	1.8%

Expenses:
Payroll and benefits	23,794	23,000	794	3.5%
Real estate taxes	30,480	28,717	1,763	6.1%
Utilities	8,909	9,009	(100)	-1.1%
Repairs and maintenance	9,852	10,140	(288)	-2.8%
Office and other operating expense	9,100	9,100	-	0.0%
Insurance	3,277	3,213	64	2.0%
Advertising & yellow pages	800	872	(72)	-8.3%
Internet marketing	6,560	4,943	1,617	32.7%
Total operating expenses	92,772	88,994	3,778	4.2%

Net operating income (1)	$190,412	$189,126	$1,286	0.7%

YTD Same store move ins	127,096	130,200	(3,104)

YTD Same store move outs	120,640	123,921	(3,281)
Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (4)
	2017	2016	2017	2016

Weighted average quarterly occupancy	92.7%	92.3%	91.8%	90.9%

Occupancy at September 30	92.7%	91.9%	91.5%	90.3%

Rent per occupied square foot	$13.41	$13.40	$13.62	$13.40

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2017:

Beginning balance	$4,243,308
Property acquisitions	10,089
Improvements and equipment additions:
Expansions	29,446
Roofing, paving, and equipment:
Stabilized stores	29,009
Recently acquired stores	8,571
Additions to consolidated subsidiary	113
Change in construction in progress (Total CIP $12.7 million)	(1,784)
Dispositions and Impairments	(12,357)
Storage facilities at cost at period end	$4,306,395

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2017	September 30, 2016

Management and administrative salaries and benefits	6,216	6,057
Training	224	386
Call center	729	596
Life Storage Solutions costs	269	99
Income taxes	900	232
Legal, accounting and professional	1,059	1,063
Other administrative expenses (5)	1,517	2,476
	$10,914	$10,909

Net rentable square feet	September 30, 2017
Wholly owned properties	39,711,562
Joint venture properties	7,369,774
Third party managed properties	2,433,442
	49,514,778

	September 30, 2017	September 30, 2016

Common shares outstanding	46,536,812	46,396,450
Operating Partnership Units outstanding	217,481	196,008
(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Investor Relations:
Life Storage, Inc.
Diane Piegza, 716-633-1850
dpiegza@lifestorage.com